(English translation)

AGREEMENT CONCERNING

ALLOCATION OF THE STOCK ACQUISITION RIGHTS

OF SONY CORPORATION

FOR THE FISCAL YEAR 2007

SONY CORPORATION (hereinafter referred to as the “Corporation”) and ___________________ (hereinafter referred to as the “Qualified Person”) enter into this Agreement as follows in connection with the allocation of the stock acquisition rights (hereinafter referred to as the “Stock Acquisition Rights”) to be issued by the Corporation pursuant to the provisions of the terms and conditions of the Stock Acquisition Rights (hereinafter referred to as the “Terms and Conditions”) set forth in Exhibit 1 attached hereto and pursuant to the special resolution adopted at the 90th Ordinary General Meeting of Shareholders held on June 21, 2007 and the resolution adopted at the meeting of the Board of Directors held on October 25, 2007:

Article 1	(Purpose)

The primary purpose of allocating the Stock Acquisition Rights to the Qualified Person is to give the Qualified Person an incentive to contribute towards the improvement of the Sony Group’s business performance and thereby improve such business performance by making the economic interest, which the Qualified Person will receive, correspond to the business performance of the Corporation.

Article 2	(Restrictions under the Terms and Conditions and this Agreement)

The Stock Acquisition Rights shall be subject to the Terms and Conditions and, further, exercise or disposition of the Stock Acquisition Rights shall be subject to certain conditions and restrictions provided for in this Agreement (including the exhibits).

Article 3	(Subscription for and Allocation of the Stock Acquisition Rights)

The Qualified Person hereby applies for the subscription for Stock Acquisition Rights issued in accordance with the Terms and Conditions, and pursuant to this Agreement, the Corporation allocates such number of the Stock Acquisition Rights to the Qualified Person in accordance with the following terms on November 14, 2007 (hereinafter referred to as the “Allotment Date”).

(2)	Class and number of shares to be issued or transferred upon exercise of each Stock Acquisition Right:
100 shares of common stock of the Corporation
In the event that the Corporation conducts a stock split (including free distribution of shares (musho-wariate)) or a consolidation of the shares of common stock of the Corporation, the number of shares to be issued or transferred upon exercise of each Stock Acquisition Right (hereinafter referred to as the “Number of Granted Shares”) shall be adjusted in accordance with the following formula:
Number of Granted Shares after adjustment	=	Number of Granted Shares before Adjustment	x	Ratio of split or consolidation
Provided, however, that such adjustment shall be made only with respect to the Number of Granted Shares for the Stock Acquisition Rights which have not been exercised at the time of the adjustment. Any fraction less than one (1) share resulting from the adjustment shall be disregarded.
(3)	Payment in exchange for Stock Acquisition Rights:
The Stock Acquisition Rights are issued without payment of any consideration to the Corporation.
(4)	Amount to be paid in per share to be issued or transferred upon exercise of the Stock Acquisition Rights (hereinafter referred to as the “Exercise Price”) is initially:
5,514 yen
Provided, however, that if the closing price of shares of common stock of the Corporation in the regular trading thereof on the Tokyo Stock Exchange (hereinafter referred to as the “Closing Price”) on the Allotment Date (if there is no Closing Price on such date, the Closing Price on the immediately preceding trading day) is higher than 5,514 yen, then the amount equal to the Closing Price on the Allotment Date shall be the initial Exercise Price. In this case, the Corporation shall notify such initial Exercise Price to the Qualified Person. The Exercise Price may be adjusted pursuant to the provisions of the Terms and Conditions.
(5)	Period during which the Stock Acquisition Rights may be exercised:
As provided for in Exhibit 2 attached hereto
Article 4	(Corporation and its Shares)
(1)	Trade name of the Corporation:
SONY CORPORATION

(2)		Total number of shares authorized to be issued by the Corporation:
3,600,000,000 shares
(3)		Number of shares constituting one (1) unit of shares:
100 shares
(4)		Transfer Agent
Mitsubishi UFJ Trust and Banking Corporation
4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo
	(Business office)	Mitsubishi UFJ Trust and Banking Corporation
Corporate Agency Division
10-11, Higashisuna 7-chome, Koutou-ku, Tokyo

Article 5	(Restrictions on and Conditions for Exercise of the Stock Acquisition Rights and Prohibition of Disposition)

1.          Notwithstanding Item (5) of Article 3 above, one-third of the aggregate number of the Stock Acquisition Rights allocated to the Qualified Person (any fraction less than one (1) Stock Acquisition Right shall be disregarded) (hereinafter referred to as the “First Exercisable Portion”) is exercisable as from and including the commencement date of the period provided for in Item (5) of Article 3 (hereinafter referred to as the “Commencement Date of Exercisable Period”), half of the number of the Stock Acquisition Rights after deduction of the First Exercisable Portion from the aggregate number of the Stock Acquisition Rights allocated to such Qualified Person (any fraction less than one (1) Stock Acquisition Right shall be disregarded) (hereinafter referred to as the “Second Exercisable Portion”) is exercisable as from and including November 14, 2009 and the balance of the Stock Acquisition Rights after deduction of the First Exercisable Portion and the Second Exercisable Portion from the aggregate number of the Stock Acquisition Rights allocated to such Qualified Person is exercisable as from and including November 14, 2010.

2.          In case that the Qualified Person forfeits either status as a director, corporate executive officer or employee of the Corporation or of group companies of the Corporation (subsidiaries and affiliates of the Corporation as defined in the “Rules Concerning Terminology, Form and Method of Preparation of Financial Statements, etc. under the Japanese Financial Products Trading Law”, hereinafter collectively referred to as the “Sony Group Companies”) by falling under any of the following items, the exercise of the Stock Acquisition Rights shall be subject to the restrictions provided for in such following item; provided, however, that in no case any Stock Acquisition Rights may be exercised after the period provided for in Item (5) of Article 3.

(1)

In case that the Qualified Person is subject to punitive dismissal or resignation under instruction pursuant to the rules of employment of the Corporation or of the Sony Group Companies or removed from office:

The Qualified Person may not exercise the Stock Acquisition Rights on and after the day on which he/she forfeits the status as a director, corporate executive officer or employee of the Corporation or of the Sony Group Companies (hereinafter referred to as the “Status Forfeit Date”);
(2)	In case that the Qualified Person ceases to be a director, corporate executive officer or employee of the Corporation or of the Sony Group Companies due to his/her own death:
Subject to the provision of Article 7, the heir of the Qualified Person may exercise the Stock Acquisition Rights which are exercisable pursuant to Paragraph 1 of this Article as of the Status Forfeit Date (hereinafter referred to as the “Exercisable Stock Acquisition Rights”) until and including the day on which one (1) year after the Status Forfeit Date elapses, but may not exercise the Stock Acquisition Rights which are not exercisable pursuant to Paragraph 1 of this Article as of the Status Forfeit Date (hereinafter referred to as the “Unexercisable Stock Acquisition Rights”) on and after the Status Forfeit Date; provided, however, that if the Corporation allows the heir of the Qualified Person to exercise the Unexercisable Stock Acquisition Rights, all of the Unexercisable Stock Acquisition Rights shall become exercisable on the Status Forfeit Date (or the Commencement Date of Exercisable Period, if the Status Forfeit Date falls on a day before the Commencement Date of Exercisable Period) and the heir of the Qualified Person may exercise the Unexercisable Stock Acquisition Rights until and including the day on which one (1) year after the Status Forfeit Date elapses subject to the provision of Article 7; and
(3)	In case that the Qualified Person forfeits the status as a director, corporate executive officer or employee of the Corporation or of the Sony Group Companies due to any other events:
The Qualified Person may exercise the Exercisable Stock Acquisition Rights until and including the day on which one (1) year after the Status Forfeit Date elapses, but may not exercise the Unexercisable Stock Acquisition Rights on and after the Status Forfeit Date; provided, however, that if the Corporation allows the Qualified Person to exercise the Unexercisable Stock Acquisition Rights, all of the Unexercisable Stock Acquisition Rights shall become exercisable on the Status Forfeit Date (or the Commencement Date of Exercisable Period, if the Status Forfeit Date falls on a day before the Commencement Date of Exercisable Period) and the Qualified Person may exercise the Unexercisable Stock Acquisition Rights until and including the day on which one (1) year after the Status Forfeit Date elapses.
3. The Qualified Person may not exercise the Stock Acquisition Rights in any of the following cases:
(1)

In case that the Qualified Person works for a competitor of the Corporation or of the Sony Group Companies as such competitor’s officer, employee or consultant, and any of the designated Representative Corporate Executive Officer(s) of the Corporation determines not to permit the exercise by such Qualified Person of the Stock Acquisition Rights allocated to such Qualified Person.

(2)	In case that the Qualified Person is regarded by the Corporation to have performed any act of disloyalty against the Corporation or the Sony Group Companies.
(3)	In case that the Qualified Person violates any provision of this Agreement.

4.          The Qualified Person may not be authorized to transfer, pledge or otherwise dispose of all or part of the Stock Acquisition Rights.

5.          In no circumstances shall any Qualified Person request the Corporation to purchase the Stock Acquisition Rights held by him/her.

Article 6	(Procedures for Exercising the Stock Acquisition Rights)

Procedures for exercising the Stock Acquisition Rights shall be provided for in the Terms and Conditions and Exhibit 2 attached hereto, and in addition, detailed matters concerning such procedures shall be provided for in a “Guide to the Sony Stock Option Program” separately provided and delivered by the Corporation to the Qualified Person no later than the Commencement Date of Exercisable Period.

Article 7	(Inheritance of the Stock Acquisition Rights)

1.          In case that the Qualified Person dies, the heir of such Qualified Person may, pursuant to this Article, other provisions of this Agreement and conditions to be provided separately by the Corporation, succeed to and exercise the outstanding Stock Acquisition Rights; provided, however, that the heir of such Qualified Person may not exercise the Stock Acquisition Rights if such Qualified Person has given a prior written notice to the Corporation in the form prescribed by the Corporation to the effect that such Qualified Person does not allow the heir to exercise the Stock Acquisition Rights. In case that the Qualified Person dies after he/she forfeits the status as a director, corporate executive officer or employee of the Corporation or of the Sony Group Companies due to any events provided for in each Item of Article 5, Paragraph 2 (excluding Item (2)), the heir of such Qualified Person may exercise the Stock Acquisition Rights during the period from and including such Qualified Person’s Status Forfeit Date to and including the day on which the exercisable period provided for in the said each Item elapses, to the extent that such Qualified Person may exercise as provided for in the said each Item; provided, however, that in no case any Stock Acquisition Rights may be exercised after the period provided for in Item (5) of Article 3.

2.          In case that there are more than one heir of the Qualified Person, the heirs must designate one heir to succeed to the Stock Acquisition Rights (hereinafter referred to as the “Successor”).

3.          In case that the Successor dies, any heir of the Successor may not exercise the Stock Acquisition Rights.

4.          Heirs of the Qualified Person must, in cooperation, file with or submit to the Corporation the following matters and documents immediately after the commencement of the inheritance:

(1)	Certified copy of family register, etc. (Those issued within three (3) months or less are required);
(2)	Seal registration certificate of the heirs (Those issued within three (3) months or less are required);
(3)	Legacy division agreement or any other similar document necessary to certify the division of the legacy;
(4)	Document to verify the name and address of the Successor or in case that the Successor resides outside Japan, his/her contact address in Japan; and
(5)	Any other matters or documents designated by the Corporation.

5.          In case that no agreement in respect of the division of the legacy is reached between or among the heirs of the Qualified Person, heirs of the Qualified Person shall forthwith designate their representative and notify the Corporation to such effect. In such case, the representative of the heirs shall file with or submit to the Corporation the matters and documents mentioned in the preceding Paragraph as soon as an agreement is reached.

6.          Each provision, excluding this Article, of this Agreement shall be applicable to the Successor to the extent of their meaning.

Article 8	(Taxes and Expenses)

The Qualified Person shall pay all taxes or other governmental charges, which may be imposed in connection with the exercise of the Stock Acquisition Rights, at such Qualified Person’s own expense and responsibility. This shall apply to all costs and expenses that may arise in connection with the exercise of the Stock Acquisition Rights.

Article 9	(Compliance with Financial Products Trading Law, Etc.)

1.          The Qualified Person shall, in selling the shares of common stock of the Corporation, which such Qualified Person has acquired upon exercise of the Stock Acquisition Rights, comply with the Financial Products Trading Law of Japan, any other applicable laws and regulations including the matters agreed upon in Article 10, and the Rules for Prevention of Insider Trading established by the Corporation.

2.          The Qualified Person shall, in selling the shares of common stock of the Corporation, which such Qualified Person has acquired upon exercise of the Stock Acquisition Rights, confirm in advance with the Law & Compliance Division of the Corporation (or any other department of the Corporation in charge of such matters at the time), whether or not such sale will contravene Articles 166 and/or 167 (provisions relating to insider trading) of the Financial Products Trading Law of Japan.

Article 10	(Restrictions under the U.S. Securities Act)

The Qualified Person hereby understands and agrees to the following representations, and warrants and covenants for the benefit of the Corporation:

(1)	Absence of Registration in the United States of America
Neither the Stock Acquisition Rights nor the shares of common stock of the Corporation issuable or transferable upon exercise of the Stock Acquisition Rights have been registered pursuant to the U.S. Securities Act of 1933 (hereinafter referred to as the “Securities Act”), nor shall such registration be made in the future; no such securities shall be offered or sold in the U.S.A. or to, or for, or for the benefit of U.S. persons except pursuant to an exemption from registration under the Securities Act.
(2)	Limitation on Sale of Shares of Common Stock of the Corporation
The shares of common stock of the Corporation issued or transferred upon exercise of the Stock Acquisition Rights may not be offered, sold, encumbered or otherwise disposed (including those by depositing the same with any depositary), except (i) on the Tokyo Stock Exchange, Inc., where no sales commission other than ordinary brokerage commission is paid and neither the selling person nor any of his or her agent engages in a directed selling effort in the U.S.A.; (ii) in compliance with the exemption from registration under the Securities Act in accordance with Rule 144 (if applicable); (iii) in the case of mortgage, if such mortgage is given to a Japanese financial institution in Japan and such institution sells the shares of common stock of the Corporation which are subject to such mortgage outside the U.S.A.; or (iv) pursuant to any other applicable exemption from registration under the Securities Act with the consent of the Corporation.
Article 11	(Treatment in Events of Corporate Transaction)

1.          In the event of any corporate transaction excluding (a) a consolidation, amalgamation or merger in which the Corporation is not the continuing corporation, or (b) share exchange (kabushiki-kokan) or share transfer (kabushiki-iten) pursuant to which the Corporation is to become a wholly-owned subsidiary of another corporation involving the Corporation, including a dissolution or liquidation of the Corporation, a sale of all or substantially all of the Corporation’s assets, a corporate split, or any other similar transaction, the Corporation may (x) cause the entity resulting from such transaction to execute an agreement providing that a holder of the Stock Acquisition Rights shall have the right during the term to exercise the Stock Acquisition Rights and upon such exercise of the Stock Acquisition Rights to receive the class and amount of shares and other securities and property receivable upon such transaction by a holder of the number of shares in respect of which the Stock Acquisition Rights could have been exercised immediately prior to such transaction or (y) prevent from being exercised, effective immediately upon the occurrence of such transaction, each Stock Acquisition Right outstanding immediately prior to such transaction (whether or not then exercisable).

2.          In the event that the Corporation enters into a definitive agreement or makes a decision by board resolution or approval of shareholders’ meeting to effectuate one or more of the transactions or events described in the immediately preceding paragraph, the Corporation may provide not less than twenty days advance notice to the Qualified Person from the consummation of such transaction or event and give the Qualified Person the opportunity to exercise their Stock Acquisition Rights (whether or not such Stock Acquisition Rights are then vested or exercisable), immediately prior to, and subject to, the consummation of such transaction or event.

Article 12	(Condition Subsequent)

This Agreement shall terminate, automatically, without any procedures being taken, in the event that the Qualified Person is not in the position of director, corporate executive officer, or employee of the Corporation or of the Sony Group Companies on the Allotment Date.

Article 13	(Compliance with Foreign Laws and Regulations)

1.          If it is necessary for the reason that the Qualified Person is deemed a resident of any country other than Japan or for any other reason so that, pursuant to any laws or regulations (including those of any country other than Japan) applicable to such Qualified Person, such Qualified Person or the Corporation shall be required to perform or comply with certain procedures for allocating, holding or exercising the Stock Acquisition Rights thereunder, such Qualified Person shall notify the Corporation in advance of the necessity to perform or comply with such procedures and the contents thereof, and perform or comply with such procedures that are required to be performed or complied with by such Qualified Person himself or herself, and request the Corporation to perform or comply with the procedures that are required to be performed or complied with by the Corporation (hereinafter referred to as the “Corporation’s Procedures”). In case that the request shall be made by the Qualified Person for the Corporation to perform or comply with the Corporation’s Procedures, the Corporation shall independently consider the necessity for the performance or compliance, and, if the Corporation shall come to the conclusion that it is necessary to do so, it shall perform or comply with the Corporation’s Procedures.

2.          The Qualified Person shall pay for all expenses, which may arise in connection with the procedures provided for in the immediately preceding paragraph, and shall keep the Corporation fully indemnified against all such costs, expenses and damages, which may arise or which the Corporation may incur in connection with such procedures.

Article 14	(Amendment to this Agreement and Treatment of Matters Not Provided for in this Agreement)

1.          If it is found out that this Agreement is not in compliance with the Company Law, the Financial Products Trading Law, the Income Tax Law, the Corporation Tax Law or any other related laws or regulations of Japan, or if this Agreement becomes not in compliance therewith as a result of amendments thereto which become effective after the conclusion of this Agreement, the Corporation may, with notice to the Qualified Person, adequately establish, amend or eliminate the subject provisions.

2.          With respect to matters not provided for in this Agreement or the “Guide to the Sony Stock Option Program”, such matters shall be determined by consultation in good faith between the Corporation and the Qualified Person. In the event that the Qualified Person rejects such consultation, or in the event that such consultation fails to bring an agreement, such matters shall be decided by the Corporation.

Article 15	(Manner of Notice)

Notices by the Corporation to the Qualified Person under the Terms and Conditions and this Agreement shall be made in any of the following manners:

(1)	delivering (including mailing) a written notice to the address of the Qualified Person set forth in the register of the Stock Acquisition Rights;
(2)

sending documents to the Qualified Person at his/her department in the Corporation (including any Sony Group Company) or sending electronic data to the e-mail address of the Qualified Person at the Corporation (including any Sony Group Company); or

(3)	giving notice on the web site of the Corporation (including any Sony Group Company).

Article 16	(Governing Law and Jurisdiction)

This Agreement shall be governed by and construed in accordance with the laws of Japan. The Tokyo District Court shall have the exclusive jurisdiction for settling any and all disputes that arises under or in connection with this Agreement.

IN WITNESS WHEREOF, two (2) originals of this Agreement have been prepared and executed by seal impressions or signatures by the Corporation and the Qualified Person, each party retaining one (1) original.

November 13, 2007

SONY CORPORATION 7-1, Konan 1-chome, Minato-ku, Tokyo

By: _________________________________
Howard Stringer Chairman and Chief Executive Officer, Representative Corporate Executive Officer

QUALIFIED PERSON

By: _________________________________
Name: Address:

(English translation)

Exhibit 1

TERMS AND CONDITIONS OF THE FOURTEENTH SERIES OF

STOCK ACQUISITION RIGHTS

FOR SHARES OF COMMON STOCK OF SONY CORPORATION

These terms and conditions of the stock acquisition rights shall apply to the Fourteenth Series of Stock Acquisition Rights for Shares of Common Stock (hereinafter referred to as the “Stock Acquisition Rights”) of Sony Corporation (hereinafter referred to as the “Corporation”) issued on November 14, 2007 by the Corporation in accordance with the special resolution adopted at the 90th Ordinary General Meeting of Shareholders held on June 21, 2007 and the resolution adopted at the meeting of the Board of Directors held on October 25, 2007:

1. Aggregate Number of Stock Acquisition Rights	7,962
2. Class and Number of Shares to be Issued or Transferred upon Exercise of Stock Acquisition Rights

The class of shares to be issued or transferred upon exercise of the Stock Acquisition Rights shall be shares of common stock, and the number of shares to be issued or transferred upon exercise of each Stock Acquisition Right (hereinafter referred to as the “Number of Granted Shares”) shall be 100 shares.

The aggregate number of shares to be issued or transferred upon exercise of the Stock Acquisition Rights shall be 796,200 shares of common stock of the Corporation (hereinafter referred to as the “Common Stock”). However, in the event that the Number of Granted Shares is adjusted pursuant to Condition 3 below, the aggregate number of shares to be issued or transferred upon exercise of the Stock Acquisition Rights shall be adjusted to the number obtained by multiplying the Number of Granted Shares after adjustment by the aggregate number of the Stock Acquisition Rights as prescribed in Condition 1 above.

3. Adjustment of Number of Granted Shares	(1) In the event that the Corporation conducts a stock split (including free distribution of shares (musho-wariate)) or consolidation of the Common Stock, the Number of Granted Shares shall be adjusted in accordance with the following formula:

Number of Granted Shares after adjustment	=	Number of Granted Shares before adjustment	x	Ratio of split or consolidation

(2) An adjustment to the Number of Granted Shares under the immediately preceding item shall be made only with respect to the Number of Granted Shares for the Stock Acquisition Rights which have not been exercised at the time of the adjustment. 　Any fraction less than one (1) share resulting from the adjustment shall be disregarded.

(3) The effective date of the Number of Granted Shares after adjustment shall be the same day as the date on which the Exercise Price after adjustment becomes effective as provided for in item (2) of Condition 7 with regard to the adjustment of the Exercise Price pursuant to Condition 7 for the same reason as the adjustment of the Number of Granted Shares.

(4) When the Number of Granted Shares is adjusted, the Corporation shall give notice of necessary matters to each holder of the Stock Acquisition Rights registered in the register of Stock Acquisition Rights, no later than the day immediately preceding the effective date of the Number of Granted Shares after adjustment; provided, however, that if the Corporation is unable to give such notice no later than the day immediately preceding such effective date, the Corporation shall promptly give such notice on or after such effective date.

4. Payment in exchange for Stock Acquisition Rights	The Stock Acquisition Rights are issued without payment of any consideration to the Corporation.
5. Allotment Date of Stock Acquisition Rights	November 14, 2007 (hereinafter referred to as the “Allotment Date”)
6. Amount of Assets to be Contributed upon Exercise of Stock Acquisition Rights

The amount of the assets to be contributed upon exercise of the Stock Acquisition Rights shall be the amount obtained by multiplying the amount to be paid in per share to be issued or transferred upon exercise of the Stock Acquisition Rights (hereinafter referred to as the “Exercise Price”) by the Number of Granted Shares. The Exercise Price is initially 5,514 yen.

Provided, however, that if the closing price of the Common Stock in the regular trading thereof on the Tokyo Stock Exchange (hereinafter referred to as the “Closing Price”) on the Allotment Date (if there is no Closing Price on such date, the Closing Price on the immediately preceding trading day) is higher than 5,514 yen, then the amount equal to the Closing Price on the Allotment Date shall be the initial Exercise Price.

7. Adjustment of Exercise Price

(1) In the event that the Corporation conducts a stock split (including free distribution of shares (musho-wariate)) or consolidation of the Common Stock after the Allotment Date of the Stock Acquisition Rights, the Exercise Price shall be adjusted in accordance with the following formula, and any fraction less than one (1) yen resulting from the adjustment shall be rounded up to the nearest one (1) yen:

	Exercise Price after adjustment	=	Exercise Price before adjustment	×	1
					Ratio of split or consolidation

(2) In the case that the Exercise Price is adjusted pursuant to the immediately preceding item, the effective date of the Exercise Price after adjustment shall be as set forth below:

The Exercise Price after adjustment shall become effective, in the case of a stock split, on and after the day immediately following the record date for such stock split, and in the case of a stock consolidation, on and after the effective date thereof.

(3) In addition to the cases in item (1) of this Condition where the Exercise Price is required to be adjusted, the Exercise Price shall be adjusted in a manner deemed to be appropriate by the Corporation in the following cases.

(i)  When the Exercise Price is required to be adjusted due to a merger, corporate split (split by new incorporation or by absorption) or reduction of the amount of capital of the Corporation.

(ii)  In addition to item (i) above, when the Exercise Price is required to be adjusted due to the occurrence of an event that cause or may cause a change in the total number of the issued Common Stock.

(4) When the Exercise Price is adjusted, the Corporation shall give notice of necessary matters to each holder of the Stock Acquisition Rights registered in the register of Stock Acquisition Rights, no later than the day immediately preceding the effective date of the Exercise Price after adjustment; provided, however, that if the Corporation is unable to give such notice no later than the day immediately preceding such effective date, the Corporation shall promptly give such notice on or after such effective date.

8. Period during which Stock Acquisition Rights May be Exercised

From and including November 14, 2007, up to and including November 13, 2017. If the last day of such period falls on a holiday of the Corporation, the immediately preceding business day shall be the last day of such period.

9. Conditions for Exercise of Stock Acquisition Rights

(1) No Stock Acquisition Right may be exercised in part.

(2) In the event of a resolution being passed at a general meeting of shareholders of the Corporation for an agreement for any consolidation, amalgamation or merger (other than a consolidation, amalgamation or merger in which the Corporation is the continuing corporation), or in the event of a resolution being passed at a general meeting of shareholders of the Corporation (or, where a resolution of a general meeting of shareholders is not necessary, at a meeting of the Board of Directors of the Corporation) for any agreement for share exchange (kabushiki-kokan) or any plan for share transfer (kabushiki-iten) pursuant to which the Corporation is to become a wholly-owned subsidiary of another corporation, the Stock Acquisition Rights may not be exercised on and after the date on which a resolution for such consolidation, amalgamation, merger, share exchange (kabushiki-kokan) or share transfer (kabushiki-iten) was passed.

10. Restrictions under the U.S. Securities Act and Other Matters

Neither the Stock Acquisition Rights nor the Common Stock issuable or transferable upon exercise of the Stock Acquisition Rights have been registered pursuant to the U.S. Securities Act of 1933 (hereinafter referred to as the “Securities Act”), nor shall such registration be made in the future; no such securities shall be offered or sold in the U.S.A. or to, or for, or for the benefit of U.S. persons except pursuant to an exemption from registration under the Securities Act.

The Common Stock issued or transferred upon exercise of the Stock Acquisition Rights may not be offered, sold, encumbered or otherwise disposed (including those by depositing the same with any depositary), except (i) on the Tokyo Stock Exchange, where no sales commission other than ordinary brokerage commission is paid and neither the selling person nor any of his or her agent engages in a directed selling effort in the U.S.A.; (ii) in compliance with the exemption from registration under the Securities Act in accordance with Rule 144 (if applicable); (iii) in the case of mortgage, if such mortgage is given to a Japanese financial institution in Japan and such institution sells the Common Stock which are subject to such mortgage outside the U.S.A.; or (iv) pursuant to any other applicable exemption from registration under the Securities Act with the consent of the Corporation.

11. Mandatory Repurchase of Stock Acquisition Rights	Not applicable.
12. Restrictions on Acquisition of Stock Acquisition Rights through Transfer	The Stock Acquisition Rights cannot be acquired through transfer, unless such acquisition is expressly approved by the Board of Directors of the Corporation.
13. Application for Exercise of Stock Acquisition Rights and Manner of Payment	(1) In the case of exercise of the Stock Acquisition Rights, the holder of the Stock Acquisition Rights shall fill in necessary matters on the “Application Form for Exercise of the Stock Acquisition Rights” in the form designated by the Corporation, and shall submit such application form (including application for exercise of the Stock Acquisition Rights in an electromagnetic manner) to the place where applications for exercise of the Stock Acquisition Rights are made as provided for in Condition 14, after affixing his or her name and seal or signature (including electronic signature) thereon. The Application Form for Exercise of the Stock Acquisition Rights shall be accepted at the place where applications for exercise of the Stock Acquisition Rights are made only on a business day at such place.

(2) With submission of the Application Form for Exercise of the Stock Acquisition Rights as provided in (1) above, the entire amount of the Exercise Price to be paid in upon exercise of the Stock Acquisition Rights (hereinafter referred to as the “Amount of Payment”) shall be paid in cash to an account designated by the Corporation (hereinafter referred to as the “Designated Account”) at the payment handling place provided for in Condition 15 at or before the date and time designated by the Corporation.

(3) Any holder of the Stock Acquisition Rights who has submitted the documents required for exercise of the Stock Acquisition Rights to the place where applications for exercise of the Stock Acquisition Rights are made, may not cancel such exercise thereafter.

14. Place where Applications for Exercise of Stock Acquisition Rights are Made	Corporate Human Resources (or any division in charge of the relevant service from time to time) of Sony Corporation.
15. Payment Handling Place on Exercise of Stock Acquisition Rights	Sumitomo Mitsui Banking Corporation, Head Office (or any successor bank of such bank from time to time and/or any successor office of such office).
16. Effective Date and Time of Exercise of Stock Acquisition Rights

(1) The exercise of the Stock Acquisition Rights shall become effective when an Application Form for Exercise of the Stock Acquisition Rights referred to in item (1) of Condition 13 which is accepted at the place where applications for exercise of the Stock Acquisition Rights are made are delivered to the payment handling place provided for in Condition 15 and the Amount of Payment is duly paid to the Designated Account.

(2) The Corporation shall deliver the share certificates without delay after the procedure for exercise of the Stock Acquisition Rights is completed; provided, however, that the Corporation shall not deliver share certificates for shares constituting less than one (1) full unit of shares.

17. Matters concerning Amount of Capital and Additional Paid-in Capital Increased by Issuance of Shares upon Exercise of Stock Acquisition Rights

(1) The amount of capital increased by the issue of the shares upon exercise of the Stock Acquisition Rights shall be the amount obtained by multiplying the maximum limit of capital increase, as calculated in accordance with the provisions of Paragraph 1, Article 40 of the Company Accounting Regulations, by 0.5, and any fraction less than one (1) yen arising as a result of such calculation shall be rounded up to the nearest one (1) yen.

(2) The amount of additional paid-in capital increased by the issue of the shares upon exercise of the Stock Acquisition Rights shall be the amount obtained by deducting the capital to be increased, as provided in (1) above, from the maximum limit of capital increase, as also provided in (1) above.

18. Handling of Matters Relating to Abolition of Unit Share System

In the case that the Corporation abolishes the unit share system after the Allotment Date of the Stock Acquisition Rights, the Corporation may take necessary measures for handling the related matters thereto in a manner deemed as appropriate by the Corporation in accordance with the provisions of the Company Law of Japan and consistent with these terms and conditions.

19. Handling of Matters Relating to Amendments to Company Law, and other Laws and Regulations

In the case that provisions of the Company Law of Japan and/or other Japanese laws and regulations relating to the issuance of share certificates or the stock acquisition rights are amended after the Allotment Date of the Stock Acquisition Rights, the Corporation may take necessary measures for handling the matters relating thereto in a manner deemed as appropriate by the Corporation in accordance with the provisions of the Company Law of Japan and/or other Japanese laws and regulations then in effect and consistent with these terms and conditions.

(English translation)

Exhibit 2 (Tax Ineligible)

Set forth below are the provisions concerning the conditions and restrictions of exercise or disposition of the Stock Acquisition Rights provided for in Article 2 of the Agreement Concerning Allocation of the Stock Acquisition Rights of Sony Corporation for the fiscal year 2007 (hereinafter referred to as the “Agreement”) and the period during which the Stock Acquisition Rights may be exercised, which is provided for in Item (5) of Article 3 of the Agreement. Unless otherwise provided for, the terms used in this Exhibit 2 shall have the same meaning as used in the Agreement.

1.	(Period during which the Stock Acquisition Rights may be exercised)

The Qualified Person may exercise the Stock Acquisition Rights during the period from and including November 14, 2008 to and including November 13, 2017 (if the last day of such period falls on a holiday of the Corporation, the immediately preceding business day shall be the last day of such period, subject to the restriction of exercise provided for in Paragraph 1 of Article 5 of the Agreement.).

2.	(Method of delivery of share certificates)

The shares that the Qualified Person acquires upon exercise of the Stock Acquisition Rights shall be delivered through the account which the Qualified Person opens in his/her name at a sales office or a business office of a financial products trader, etc. for writing or record in a transfer account book or custody of the shares with respect to the stock option pursuant to the arrangements for writing or record in a transfer account book or delegation of custody of the shares entered into between the Corporation and such financial products trader, etc. Information on such financial products trader, etc. is described in the “Guide to the Sony Stock Option Program” provided for in Article 6 of the Agreement.

(English translation)

Exhibit 2 (Tax Eligible)

Set forth below are the provisions concerning the conditions and restrictions of exercise or disposition of the Stock Acquisition Rights provided for in Article 2 of the Agreement Concerning Allocation of the Stock Acquisition Rights of Sony Corporation for the fiscal year 2007 (hereinafter referred to as the “Agreement”) and the period during which the Stock Acquisition Rights may be exercised provided for in Item (5) of Article 3 of the Agreement. Unless otherwise provided for, the terms used in this Exhibit 2 shall have the same meaning as used in the Agreement.

1.                 (Period during which the Stock Acquisition Rights may be exercised)

The Qualified Person may exercise the Stock Acquisition Rights during the period from and including October 26, 2009 to and including October 25, 2017 (if the last day of such period falls on a holiday of the Corporation, the immediately preceding business day shall be the last day of such period, subject to the restriction of exercise provided for in Paragraph 1 of Article 5 of the Agreement.).

2.                  (Method of exercise of the Stock Acquisition Rights)

(1)

In order to be entitled to the special taxation measure (hereinafter referred to as the “Special Taxation Measure”) provided for in Article 29-2 of the Special Taxation Measures Law, the Qualified Person shall be subject to the following provisions, as for the exercise of the Stock Acquisition Rights, as well as the conditions provided for in the Terms and Conditions and the Agreement.

(i) Total amount of exercise price with respect to the exercise of the Stock Acquisition Rights for one (1) calendar year (from and including January 1 to and including December 31) shall not exceed \12,000,000.

(ii) The shares that the Qualified Person acquires upon exercise of the Stock Acquisition Rights shall be delivered through the account which the Qualified Person opens in his/her name at a sales office or a business office of a financial products trader, etc. for writing or record in a transfer account book or custody of the shares with respect to the stock option pursuant to the arrangements for writing or record in a transfer account book or delegation of custody of the shares entered into between the Corporation and such financial products trader, etc. in accordance with Article 29-2, Paragraph 1, Item 6 of the Special Taxation Measures Law. Information on such financial products trader, etc. is described in the “Guide to the Sony Stock Option Program” provided for in Article 6 of the Agreement.

(iii) The Qualified Person shall comply with the procedures set forth in the “Guide to the Sony Stock Option Program” as specified procedures required by the relevant law to be entitled to the Special Taxation Measure.

(2)

In the case where the Qualified Person is a major shareholder or a person involved with a major shareholder, which is specified in the Special Taxation Measures Law or may not be entitled to the above Special Taxation Measure pursuant to such Law, items (i) and (iii) of the immediately preceding paragraph shall not apply to such Qualified Person.